HARLAND CLARKE HOLDINGS CORP.
REPORTS SECOND QUARTER AND FIRST HALF 2008 RESULTS
Harland Clarke Holdings Corp. to Participate in M & F Worldwide Corp.
Conference Call on August 13, 2008
     Decatur, GA — August 8, 2008 — Harland Clarke Holdings Corp. (“Harland Clarke Holdings” or the “Company”), formerly known as Clarke American Corp., today reported results for the second quarter and six months ended June 30, 2008. In addition to the Harland Clarke Holdings Form 10-Q filed with the Securities and Exchange Commission today, Harland Clarke Holdings’ financial results are also consolidated in the quarterly report on Form 10-Q filed today by M & F Worldwide Corp. (NYSE: MFW), which is the indirect parent company of Harland Clarke Holdings.
     M & F Worldwide Corp. will host a conference call to discuss its second quarter and six months ended June 30, 2008 results, including results for Harland Clarke Holdings, on August 13, 2008, at 9:00 a.m. (EDT). The conference call will be accessible by dialing (888) 423-3275 in the U.S. and (612) 332-0725 internationally. For those unable to listen live, a replay of the call will be available by dialing (800) 475-6701 in the U.S. and (320) 365-3844 internationally; Access Code: 954347. The replay will be available from 11:00 a.m. (EDT), Wednesday, August 13, 2008, through 11:59 p.m. (EDT), Wednesday, August 27, 2008.
     As previously announced, on May 1, 2007, M & F Worldwide Corp. completed the acquisition of John H. Harland Company (“Harland”) and related financing transactions. Upon the completion of the acquisition, Harland became a wholly owned subsidiary of Clarke American Corp., which was then renamed Harland Clarke Holdings Corp. As a result of the acquisition of Harland (“Harland Acquisition”), Harland Clarke Holdings now has three business segments — Harland Clarke (which is the combination of Clarke American Corp.’s check printing, contact center and direct marketing capabilities with Harland’s corresponding businesses), Harland Financial Solutions and Scantron.
     As previously announced, on February 22, 2008, the Company’s wholly owned subsidiary, Scantron Corporation, purchased all of the limited liability membership interests of Data Management I LLC (“Data Management”), from NCS Pearson for $218.7 million in cash, after giving effect to working capital adjustments of $1.6 million, which were paid to the Company in July 2008 (the “Data Management Acquisition”). Data Management designs, manufactures and services scannable data collection products, including printed forms, scanning equipment and related software, and provides survey consulting and tracking services, including medical device tracking, as well as field maintenance services to corporate and governmental clients. Data Management’s results of operations have been included in the Company’s results of operations since February 22, 2008.
     Through June 30, 2008 Harland Clarke Holdings has taken actions to achieve approximately $102.3 million of its Harland Acquisition related synergy targets, on an annual basis. As a result of these actions, Harland Clarke Holdings has realized approximately $19.6 million and $36.9 million of EBITDA improvement in the second quarter and six months ended June 30, 2008, respectively. Harland Clarke Holdings believes that it is on track to achieve cost reduction targets previously disclosed in connection with the financing for the Harland Acquisition.

Second Quarter 2008 Performance
Consolidated Results
     Consolidated net revenues increased by $117.8 million to $457.4 million in the second quarter of 2008 from $339.6 million in the second quarter of 2007, primarily as a result of the Harland Acquisition which accounted for $82.1 million of the increase and the Data Management Acquisition which accounted for $25.8 million of the increase. Net income for the second quarter of 2008 was $14.6 million, as compared to a net loss of $37.5 million for the second quarter of 2007. The net income for the second quarter of 2008 includes pre-tax charges of $0.6 million ($0.4 million after tax) for non-cash fair value purchase accounting adjustments to deferred revenue and inventory related to the Harland and Data Management Acquisitions and $3.9 million ($2.4 million after tax) for restructuring costs. The net loss for the second quarter of 2007 includes a non-recurring pre-tax loss on early extinguishment of debt of $54.6 million ($34.1 million after tax) related to refinancing transactions completed in connection with the Harland Acquisition. The net loss for the second quarter of 2007 also includes pre-tax charges of $8.6 million ($5.2 million after tax) for non-cash fair value purchase accounting adjustments to deferred revenue and inventory related to the Harland Acquisition and $1.7 million ($1.0 million after tax) for restructuring costs. For the second quarter of 2008, Adjusted EBITDA increased by $34.0 million to $119.1 million as compared to $85.1 million for the second quarter of 2007 primarily as a result of the Harland Acquisition which accounted for $22.9 million of the increase and the Data Management Acquisition which accounted for $4.9 million of the increase. Adjusted EBITDA is a non-GAAP measure that is defined in the footnotes to this release and which is reconciled to net income, the most directly comparable GAAP measure, in the accompanying financial tables.
Segment Results
     Net revenues from the Harland Clarke segment increased by $52.7 million to $329.0 million for the second quarter of 2008 from $276.3 million in the second quarter of 2007, primarily as a result of the Harland Acquisition which accounted for $49.5 million of the increase. The remaining $3.2 million of the increase was primarily due to higher revenues per unit, partially offset by a decline in units. Operating income for the Harland Clarke segment increased by $19.1 million to $63.1 million for the second quarter of 2008 from $44.0 million for the second quarter of 2007, of which the Harland Acquisition accounted for $10.2 million of the increase. The remaining $8.9 million was largely related to growth in revenue and cost reductions in labor and facilities expenses more than offsetting increased integration related costs.
     Net revenues from the Harland Financial Solutions segment increased by $28.7 million to $73.9 million for the second quarter of 2008 from $45.2 million in the second quarter of 2007, primarily as a result of the Harland Acquisition which accounted for $23.5 million of the increase. The remaining $5.2 million of the increase was primarily due to a $2.9 million difference in the fair value adjustment to deferred revenue and organic growth in the risk management and enterprise solutions product lines. Operating income for the Harland Financial Solutions segment increased by $3.8 million to $6.4 million for the second quarter of 2008 from $2.6 million in the second quarter of 2007, partially as a result of the Harland Acquisition which accounted for $1.8 million of the increase. Operating income for the Harland Financial Solutions segment for the second quarter of 2008 includes pre-tax charges of $0.2 million ($0.1 million after tax) for non-cash fair value purchase accounting adjustments to deferred revenue related to the Harland Acquisition and $2.6 million ($1.6 million after tax) for compensation expense related to an incentive agreement for the Peldec assets purchase. Operating income for the Harland Financial Solutions segment for the second quarter of 2007 includes pre-tax charges of $3.1 million ($1.9 million after tax) for non-cash fair value purchase accounting adjustments to deferred revenue related to the Harland Acquisition.

     Net revenues from the Scantron segment increased by $36.4 million to $54.7 million for the second quarter of 2008 from $18.3 million in the second quarter of 2007, primarily as a result of the Data Management Acquisition which accounted for $25.8 million of the increase and the Harland Acquisition which accounted for $9.3 million of the increase. The remaining $1.3 million of the increase was primarily due to a $0.6 million difference in the fair value adjustment of deferred revenues and organic growth, primarily in K-12 software. Operating income for the Scantron segment increased by $6.3 million to $4.5 million in the second quarter of 2008 from an operating loss of $1.8 million in the second quarter of 2007, primarily as a result of the Harland Acquisition which accounted for $1.1 million of the increase, the Data Management Acquisition which accounted for $1.8 million of the increase and a decrease in non-cash purchase accounting adjustments, discussed below. Operating income for the Scantron segment for the second quarter of 2008 includes pre-tax charges of $0.4 million ($0.3 million after tax) for non-cash fair value purchase accounting adjustments to deferred revenue and inventory, related to the Harland and Data Management Acquisitions. Operating income for the Scantron segment for the second quarter of 2007 includes pre-tax charges of $3.8 million ($2.3 million after tax) for non-cash fair value purchase accounting adjustments to deferred revenue and inventory, related to the Harland Acquisition.
First Half 2008 Performance
Consolidated Results
     Consolidated net revenues increased by $397.7 million to $901.9 million in the six months ended June 30, 2008 from $504.2 million for the six months ended June 30, 2007, primarily as a result of the Harland Acquisition which accounted for $345.1 million of the increase and the Data Management Acquisition which accounted for $36.6 million of the increase. Net income for the six months ended June 30, 2008 was $21.8 million, as compared to a net loss of $32.4 million for the six months ended June 30, 2007. The net income for the six months ended June 30, 2008 includes pre-tax charges of $2.2 million ($1.3 million after tax) related to non-cash fair value purchase accounting adjustments to deferred revenue and inventory related to the Harland and Data Management Acquisitions and $5.3 million ($3.2 million after tax) for restructuring costs. The net loss for the six months ended June 30, 2007 includes a non-recurring pre-tax loss on early extinguishment of debt of $54.6 million ($34.1 million after tax) related to refinancing transactions completed in connection with the Harland Acquisition. The net loss for the six months ended June 30, 2007 also includes pre-tax charges of $8.6 million ($5.2 million after tax) for non-cash fair value purchase accounting adjustments to deferred revenue and inventory related to the Harland Acquisition and $2.9 million ($1.8 million after tax) for restructuring costs. For the six months ended June 30, 2008, Adjusted EBITDA increased by $103.0 million to $226.5 million as compared to $123.5 million for the six months ended June 30, 2007 primarily as a result of the Harland Acquisition which accounted for $87.7 million of the increase and the Data Management Acquisition which accounted for $7.8 million of the increase.
Segment Results
     Net revenues from the Harland Clarke segment increased by $220.2 million to $661.1 million for the six months ended June 30, 2008 from $440.9 million in the six months ended June 30, 2007, primarily as a result of the Harland Acquisition which accounted for $210.9 million of the increase. The remaining $9.3 million of the increase was primarily due to higher revenues per unit, partially offset by a decline in units. Operating income for the Harland Clarke segment increased by $49.0 million to $116.4 million for the six months ended June 30, 2008 from $67.4 million for the six months ended June 30, 2007, of which the Harland Acquisition accounted for $38.1 million of the increase. The remaining $10.9 million of the increase was largely related to growth in revenue and cost reductions in labor, materials and facilities expenses more than offsetting increased integration related expenses.

     Net revenues from the Harland Financial Solutions segment increased by $99.9 million to $145.1 million for the six months ended June 30, 2008 from $45.2 million in the six months ended June 30, 2007, primarily as a result of the Harland Acquisition which accounted for $94.8 million of the increase. The remaining $5.1 million of the increase was primarily due to a $2.9 million difference in the fair value adjustment to deferred revenue and organic growth in risk management and enterprise solutions product lines. Operating income for the Harland Financial Solutions segment increased by $10.2 million to $12.8 million for the six months ended June 30, 2008 from $2.6 million in the six months ended June 30, 2007, primarily as a result of the Harland Acquisition which accounted for $8.2 million of the increase. Operating income for the Harland Financial Solutions segment for the six months ended June 30, 2008 includes pre-tax charges of $1.2 million ($0.7 million after tax) for non-cash fair value purchase accounting adjustments to deferred revenue related to the Harland Acquisition and $5.1 million ($3.1 million after tax) for compensation expense related to an incentive agreement for the Peldec assets purchase. Operating income for the Harland Financial Solutions segment for the six months ended June 30, 2007 includes pre-tax charges of $3.1 million ($1.9 million after tax) for non-cash fair value purchase accounting adjustments to deferred revenue related to the Harland Acquisition.
     Net revenues from the Scantron segment increased by $78.0 million to $96.3 million for the six months ended June 30, 2008 from $18.3 million in the six months ended June 30, 2007, primarily as a result of the Harland Acquisition which accounted for $40.0 million of the increase and the Data Management Acquisition which accounted for $36.6 million of the increase. The remaining $1.4 million of the increase was primarily due to a $0.3 million difference in the fair value adjustment to deferred revenues and organic growth, primarily in K-12 software. Operating income for the Scantron segment increased by $12.0 million to $10.2 million in the six months ended June 30, 2008 from an operating loss of $1.8 million in the six months ended June 30, 2007, primarily as a result of the Harland Acquisition which accounted for $5.6 million of the increase, the Data Management Acquisition which accounted for $3.1 million of the increase and a decrease in non-cash purchase accounting adjustments, discussed below. Operating income for the Scantron segment for the six months ended June 30, 2008 includes pre-tax charges of $1.0 million ($0.6 million after tax) for non-cash fair value purchase accounting adjustments to deferred revenue and inventory related to the Harland and Data Management Acquisitions. Operating income for the Scantron segment for the six months ended June 30, 2007 includes pre-tax charges of $3.8 million ($2.3 million after tax) for non-cash fair value purchase accounting adjustments to deferred revenue and inventory related to the Harland Acquisition.
Harland Acquisition
     As previously announced, on May 1, 2007, M & F Worldwide completed its acquisition of Harland at a price per share of Harland common stock of $52.75, contributing to an approximate transaction value of $1.7 billion. Upon the completion of the transaction, Harland became a wholly owned subsidiary of the Company. In connection with the Harland Acquisition, Clarke American’s prior senior secured credit facility, Harland’s then outstanding credit facility and Clarke American Corp.’s prior 11.75% senior notes due 2013 were repaid in full. The acquisition and debt repayments were funded with new borrowings by Harland Clarke Holdings, consisting of a $1.8 billion senior secured term loan and an aggregate $615.0 million principal amount of senior notes due 2015, composed of $310.0 million principal amount of 9.50% senior fixed rate notes and $305.0 million principal amount of senior floating rate notes bearing interest at LIBOR plus 4.75%.
Data Management Acquisition
     As previously announced, on February 22, 2008, M & F Worldwide completed its acquisition of all of the limited liability company membership interests of Data Management, pursuant to the terms of the Membership Interest Purchase Agreement, dated as of February 13, 2008, by and among M & F Worldwide, NCS Pearson, Inc. and Pearson, Inc. Prior to the closing, M & F Worldwide assigned the Purchase Agreement to its indirect wholly owned subsidiary, Scantron Corporation, which upon closing became the direct parent company of Data Management. The net purchase price was $218.7 million in cash, after giving effect to working capital adjustments of $1.6 million which were paid to the Company in July 2008. M & F Worldwide financed the Data Management Acquisition and related fees and expenses with cash on hand at Harland Clarke Holdings.

About Harland Clarke Holdings
     Prior to the acquisition of Harland on May 1, 2007, Clarke American Corp. provided checks and related products and direct marketing services through two segments: the Financial Institution segment, which was focused on financial institution clients and their customers, and the Direct to Consumer segment, which was focused on individual customers. As a result of the Harland Acquisition, Harland Clarke Holdings now has three business segments, which are operated by Harland Clarke, Harland Financial Solutions, and Scantron. Subsequent to the closing of the Harland Acquisition, Clarke American Corp.’s check printing, contact center and direct marketing capabilities have been combined with Harland’s corresponding business and operate under the name “Harland Clarke.” The operations of Harland Financial Solutions include core processing, retail and lending software solutions. Scantron is a leading provider of data collection and testing and assessment products and services sold primarily to educational and commercial customers.
Forward Looking Statements
     This press release contains forward looking statements that reflect management’s current assumptions and estimates of future performance and economic conditions, which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties, many of which are beyond Harland Clarke Holdings’ control. All statements other than statements of historical facts included in this press release, including those regarding Harland Clarke Holdings’ strategy, future operations, financial position, estimated revenues, projected costs, projections, prospects, plans and objectives of management, are forward-looking statements. When used in this press release, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates” or similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this press release. Although Harland Clarke Holdings believes that its plans, intentions and expectations reflected in or suggested by the forward-looking statements made in this press release are reasonable, such plans, intentions or expectations may not be achieved. In addition to factors described in Harland Clarke Holdings’ Securities and Exchange Commission filings and others, the following factors may cause Harland Clarke Holdings’ actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained in this press release include: 1) Harland Clarke Holdings’ substantial indebtedness; 2) covenant restrictions under Harland Clarke Holdings’ indebtedness that may limit its ability to operate its business and react to market changes; 3) the maturity of the principal industry in which the Harland Clarke segment operates and trends in the paper check industry, including a faster than anticipated decline in check usage due to increasing use of alternative payment methods and other factors; 4) consolidation among financial institutions and other adverse changes among the large clients on which Harland Clarke Holdings depends, resulting in decreased revenues; 5) the ability to retain Harland Clarke Holdings’ clients; 6) the ability to retain Harland Clarke Holdings’ key employees and management; 7) lower than expected cash flow from operations; 8) significant increases in interest rates; 9) intense competition in all areas of Harland Clarke Holdings’ business; 10) interruptions or adverse changes in Harland Clarke Holdings’ supplier relationships, technological capacity, intellectual property matters, and applicable laws; 11) variations in contemplated brand strategies, business locations, management positions and other business decisions in connection with integrating Harland and Data Management; 12) Harland Clarke Holdings’ ability to successfully integrate Harland and Data Management into its business and manage future acquisitions; 13) Harland Clarke Holdings’ ability to implement any or all components of its business strategy or realize all of its expected cost savings or synergies from the Harland acquisition or from other acquisitions, including the recent acquisition of Data Management by Scantron; and 14) the acquisitions of Harland and Data Management otherwise not being successful from a financial point of view, including, without limitation, due to any difficulties with Harland Clarke Holdings servicing its debt obligations.

     You should read carefully the factors described in Harland Clarke Holdings’ Annual Report on Form 10-K for the year ended December 31, 2007 for a description of risks that could, among other things, cause actual results to differ from these forward looking statements.
Non-GAAP Financial Measures
     In this release, Harland Clarke Holdings presents certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release because management believes they present information regarding Harland Clarke Holdings that management believes is useful to investors. The non-GAAP financial measures presented should not be considered in isolation from or as a substitute for the comparable GAAP financial measure.
     EBITDA represents net income before interest income and expense, income taxes, depreciation and amortization (other than amortization related to contract acquisition payments). Harland Clarke Holdings presents EBITDA because it believes it is an important measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in Harland Clarke Holdings’ industries.
     Harland Clarke Holdings believes EBITDA provides useful information with respect to its ability to meet its future debt service, capital expenditures, working capital requirements and overall operating performance, although EBITDA should not be considered as a measure of liquidity. In addition, Harland Clarke Holdings utilizes EBITDA when interpreting operating trends and results of operations of its business.
     Harland Clarke Holdings also uses EBITDA for the following purposes: Harland Clarke Holdings’ senior credit facilities use EBITDA (with additional adjustments) to measure compliance with financial covenants such as debt incurrence. Harland Clarke Holdings’ executive compensation is based on EBITDA (with additional adjustments) performance measured against targets. EBITDA is also widely used by Harland Clarke Holdings and others in its industry to evaluate and value potential acquisition candidates. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. See below for a description of these limitations. Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to Harland Clarke Holdings to invest in the growth of its business.
     In addition, in evaluating EBITDA, you should be aware that in the future Harland Clarke Holdings may incur expenses such as those excluded in calculating it. Harland Clarke Holdings’ presentation of this measure should not be construed as an inference that its future results will be unaffected by unusual or nonrecurring items.
     EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are:
•	it does not reflect Harland Clarke Holdings’ cash expenditures and future requirements for capital expenditures or contractual commitments;

•	it does not reflect changes in, or cash requirements for, Harland Clarke Holdings’ working capital needs;

•	it does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on Harland Clarke Holdings’ debt;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements;

•	it is not adjusted for all non-cash income or expense items that are reflected in Harland Clarke Holdings’ statements of cash flows; and

•	other companies in Harland Clarke Holdings’ industries may calculate EBITDA differently from Harland Clarke Holdings, limiting its usefulness as a comparative measure.
     Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to invest in the growth of Harland Clarke Holdings’ business or as a measure of cash that will be available to Harland Clarke Holdings to meet its obligations. You should compensate for these limitations by relying primarily on Harland Clarke Holdings’ GAAP results and using EBITDA only supplementally.
     Harland Clarke Holdings presents Adjusted EBITDA as a further supplemental measure of its performance. Harland Clarke Holdings prepares Adjusted EBITDA by adjusting EBITDA to reflect the impact of a number of items it does not consider indicative of Harland Clarke Holdings’ ongoing operating performance. Such items include, but are not limited to, loss on early extinguishment of debt, restructuring costs, deferred purchase price compensation related to the Peldec assets purchase and non-recurring purchase accounting adjustments. You are encouraged to evaluate each adjustment and the reasons Harland Clarke Holdings considers them appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future, Harland Clarke Holdings may incur expenses, including cash expenses, similar to the adjustments in this presentation. Harland Clarke Holdings’ presentation of Adjusted EBITDA should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.
For additional information contact:
Pete Fera
210-697-1208
- tables to follow -

Harland Clarke Holdings Corp. and Subsidiaries
Consolidated Statements of Operations
(in millions)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Product revenues, net	$380.3	$299.5	$755.1	$464.0
Service revenues, net	77.1	40.1	146.8	40.2

Total net revenues	457.4	339.6	901.9	504.2
Cost of products sold	227.7	186.1	459.9	287.3
Cost of services provided	40.2	25.2	76.2	25.3

Total cost of revenues	267.9	211.3	536.1	312.6

Gross profit	189.5	128.3	365.8	191.6
Selling, general and administrative expenses	115.9	87.8	229.6	126.5
Restructuring costs	3.9	1.7	5.3	2.9

Operating income	69.7	38.8	130.9	62.2
Interest income	0.2	1.3	1.6	1.3
Interest expense	(44.3)	(45.3)	(94.5)	(60.5)
Loss on early extinguishment of debt	—	(54.6)	—	(54.6)
Other income (expense), net	0.1	0.1	(0.2)	0.1

Income (loss) before income taxes	25.7	(59.7)	37.8	(51.5)
Provision (benefit) for income taxes	11.1	(22.2)	16.0	(19.1)

Net income (loss)	$14.6	$(37.5)	$21.8	$(32.4)

Harland Clarke Holdings Corp. and Subsidiaries
Business Segment Information
(in millions)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net revenues
Harland Clarke segment	$329.0	$276.3	$661.1	$440.9
Harland Financial Solutions segment (a)	73.9	45.2	145.1	45.2
Scantron segment (a)	54.7	18.3	96.3	18.3
Eliminations	(0.2)	(0.2)	(0.6)	(0.2)

Total net revenues	$457.4	$339.6	$901.9	$504.2

Operating income
Harland Clarke segment	$63.1	$44.0	$116.4	$67.4
Harland Financial Solutions segment (a)	6.4	2.6	12.8	2.6
Scantron segment (a)	4.5	(1.8)	10.2	(1.8)
Corporate	(4.3)	(6.0)	(8.5)	(6.0)

Total operating income	$69.7	$38.8	$130.9	$62.2

(a)	During the first quarter of 2008, the Company transferred its field maintenance services from the Harland Financial Solutions segment to the Scantron segment.

Reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA (in millions) (unaudited):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net income (loss)	$14.6	$(37.5)	$21.8	$(32.4)
Interest expense, net	44.1	44.0	92.9	59.2
Provision (benefit) for income taxes	11.1	(22.2)	16.0	(19.1)
Depreciation and amortization	41.7	33.5	82.7	47.3

EBITDA	111.5	17.8	213.4	55.0
Adjustments:
Restructuring (a)	3.9	1.7	5.3	2.9
Peldec deferred purchase price compensation (b)	2.6	—	5.1	—
Loss on early extinguishment of debt (c)	—	54.6	—	54.6
Impairment of intangible assets (d).	0.5	—	0.5	—
Transaction related expenses (e)	—	2.4	—	2.4
Impact of purchase accounting adjustments (f)	0.6	8.6	2.2	8.6

Adjusted EBITDA	$119.1	$85.1	$226.5	$123.5

(a)	Reflects restructuring expenses, including adjustments, recorded in accordance with GAAP, consisting primarily of severance, post-closure facility expenses and other related expenses, which were not recorded in purchase accounting. The expenses recorded in the three and six months ended June 30, 2008 primarily relate to closures of facilities and other restructuring activities in connection with the Harland and Data Management Acquisitions. The expenses recorded in the three and six months ended June 30, 2007 include expenses from restructuring activities that were not related to the Harland or Data Management Acquisitions.

(b)	Reflects charges accrued under a deferred purchase price agreement required to be recorded as compensation expense in selling, general and administrative expense resulting from the 2007 purchase of the Peldec assets.

(c)	Reflects costs incurred to retire prior Clarke American Corp. debt as a result of the Harland Acquisition.

(d)	Reflects a non-cash impairment charge from the write-down of Alcott Routon intangible assets.

(e)	Reflects non-recurring employee retention bonuses incurred in connection with the Harland Acquisition.

(f)	Reflects the negative effect on net income primarily from the non-cash fair value deferred revenue and inventory adjustments related to purchase accounting.